AGREEMENT OF PURCHASE AND SALE


                                     between


                       FR ACQUISITIONS, INC., as Purchaser


                                       and


                           Di GIORGIO CORP., as Seller




                          Relating to Premises known as


                 700 Dibblee Drive, Garden City, New York 11530




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                                TABLE OF CONTENTS

         Paragraph Heading                                        Page No.
         1.       Sale................................................1
         2.       Purchase Price......................................1
         3.       Closing.............................................2
         4.       Earnest Money.......................................2
         5.       Seller's Deliveries.................................3
         6.       Inspection Period...................................3
         7.       Title and Survey Matters............................7
         8.       Seller's Representations and Warranties.............9
         8A.      Purchaser's Representations........................13
         9.       Covenants of Seller................................14
         9A.      Covenants of Purchaser.............................15
         10.      Environmental Warranties and Agreements............15
         11.      Additional Conditions Precedent to Closing.........20
         12.      Intentionally Deleted..............................21
         13.      Seller's Closing Deliveries........................21
         14.      Prorations and Adjustments.........................22
         15.      Closing Expenses...................................22
         16.      Destruction, Loss or Diminution of Project.........23
         17.      Default............................................23
         18.      Successors and Assigns.............................25
         19.      Litigation.........................................25
         20.      Notices............................................26
         21.      Benefit............................................27
         22.      Limitation of Liability............................27
         23.      Brokerage..........................................27
         24.      Reasonable Efforts.................................27
         25.      Exculpation of Affiliates..........................27
         26.      Miscellaneous......................................28


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                                 LOCATION OF DEFINITIONS

         A definition for each of the following terms is set forth within the body of this Agreement, respectively, on the page set forth next to such term.

         Definition Term                             Section No.

     Additional Assessment                                6

     Additional Period                                    6

     Affiliate                                           18

     Agreement                                        Preamble

     Approval Date                                        6

     Approved Depository                                  4

     Assessment                                           6

     Basic Project Inspection                             6

     Building                                             1

     CERCLA                                              10

     Closing                                              3

     Closing Date                                         3

     Conditions Precedent                                 2

     Contract                                             1

     Contract Date                                        4

     Damage                                              16

     Deed                                                 7

     Defects                                              7(b)

     Earnest Money                                        4

     Eminent Domain                                      16

     Environmental Laws                                  10

     Environmental Permits                               10

     Escrow                                               4

     Escrow Agreement                                     4

     Escrowee                                             4

     First Industrial                                    18

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         Definition Term                             Section No.

     Governmental Authority                              10

     Hazardous Conditions                                10

     Hazardous Materials                                 10

     Improvements                                         1

     Inspection Period                                    6

     Intermediary                                        18

     Land                                                 1

     Leases                                               8(s)

     Mandatory Cure Items                                 7

     New Lease                                           11(h)

     Owner                                                1

     Permitted Exceptions                                 7

     Project                                              1

     Purchase Price                                       2

     Purchaser                                         Preamble

     Qualified Consulting Firm                           10

     RCRA                                                10

     Records                                              6

     Release                                             10

     Remedial Action                                     10

     Remedial Costs                                      10

     Representatives                                      6

     Seller                                            Preamble

     Seller's Broker                                     23

     Seller's Deliveries                                  5

     Survey                                               7

     Tanks                                               10

     Termination Notice                                   6

     Title Commitment                                     7

     Title Company                                        7

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         Definition Term                              Section No.

     Title Evidence                                       7

     Title Policy                                         7

     Violations                                           8(j)



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



         THIS AGREEMENT (this "Agreement") is made and entered into this 19th day of February, 1998, by and between Di Giorgio Corp., a Delaware corporation ("Seller"), and FR Acquisitions, Inc., a Maryland corporation ("Purchaser").

         1.     SALE.

Seller, in its capacity as contract vendee under that certain agreement (the "Contract") dated November 26, 1997 for the sale and purchase of the Project (as hereinafter defined) made with United States Steel and Carnegie Pension Fund, Inc., as Trustee under Agreement dated as of August 31, 1950 for United States Steel Corporation Non-Contributory Pension Plan, AND United States Steel and Carnegie Pension Fund, Inc., as Trustee under Agreement dated as of February 15, 1951 for United States Steel Corporation Contributory Pension Plan (collectively, the "Owner") agrees to sell and convey (or cause Owner to sell and convey) to Purchaser, and Purchaser agrees to purchase from Seller, for the purchase price set forth below, and on the terms and conditions set forth in this Agreement, the Project. The term "Project" shall mean, on a collective basis: (a) all those certain plots, pieces and the parcels of land located in the Town of Hempstead, County of Nassau, State of New York, known by the street address 700 Dibblee Drive, Garden City, New York 11530, as more particularly described in Exhibit A attached hereto (the "Land"), together with and subject to all rights of way, easements, reservations, privileges, appurtenances, interests and other rights appurtenant or pertaining thereto including, but not limited to, in (i) any right, title and interest of Owner or Seller in and to any streets or other public ways adjacent to the Land together with all right, title and interest, if any, of Owner or Seller in and to (A) any land lying in the bed of any street, road or avenue opened or proposed, in front of or adjoining the Land, to the center line thereof, and any award made or to be made in lieu thereof and (B) any unpaid award for damages to the Land or the Improvements (as hereinafter defined) by reason of change of grade of any street, (ii) any water, oil, gas and mineral rights owned by, or leased to, Seller or Owner, and (iii) any rights in alleys adjoining the Land; (b) all buildings, structures and improvements located on the Land, including, but not limited to, that certain building containing approximately 325,000 rentable square feet used for warehouse and distribution purposes (collectively, the "Building"), and all fixtures (other than trade fixtures including, without limitation, racking and refrigerator freezer equipment), systems and utilities attached or appurtenant to, or utilized by Seller and/or Owner in the ownership and operation of the Building (the Building and all such fixtures, systems and utilities being collectively referred to herein as the "Improvements"); and Owner's and Seller's interest, if not terminated prior to Closing, in all other Leases (as hereinafter defined) and other agreements to occupy all or any portion of the Project that are in effect on the Contract Date (as hereinafter defined) and as of the Closing (as hereinafter defined).

         2.     PURCHASE PRICE.

         The total purchase price to be paid to Seller by Purchaser for the Project shall be Fourteen Million Five Hundred Thousand and 00/100 Dollars ($14,500,000.00) (the "Purchase Price"). Provided that all conditions precedent to Purchaser's obligations to close as set forth in this Agreement (collectively, the "Conditions Precedent") have been satisfied and fulfilled, or waived in writing

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



by Purchaser, the Purchase Price shall be paid to Seller (or as Seller may direct) at Closing, plus or minus prorations and other adjustments hereunder (including all Earnest Money (as hereinafter defined) credited against the Purchase Price), by federal wire transfer of immediately available funds. Seller shall provide Purchaser with such wire transfer instructions at least two (2) business days prior to Closing.

         3.     CLOSING.

         The purchase and sale contemplated herein shall be consummated at a closing ("Closing") to take place at the offices of Purchaser's counsel, Parker Chapin Flattau & Klimpl, LLP, 1211 Avenue of the Americas, New York, New York 10036, or a location as otherwise agreed by the parties. The Closing shall occur on or before the fifteenth (15th) day after the Approval Date (as hereinafter defined), on or before the close of business, or at such other time as the parties may agree upon in writing, provided that the Closing shall take place no earlier than February 10, 1998 nor later than (i) March 31,1998 or (ii) such later date to which Seller is able to extend the Closing Date under the Contract with Owner (the "Closing Date"). The Closing shall be effective as of 12:01 A.M. on the Closing Date. Notwithstanding the foregoing, the risk of loss of all or any portion of the Project shall be borne by Seller up to and including the actual time of the Closing and wire transfer of the Purchase Price to Seller, and thereafter by Purchaser, subject to the terms and conditions of Paragraph 16 below.

         4.     EARNEST MONEY.

                (a) Escrowee. On the date of the full execution and delivery of this Agreement (which date is set forth on the signature page hereof and is referred to herein as the "Contract Date"), the parties shall enter into an escrow agreement in the form attached hereto as Exhibit C (the "Escrow Agreement"; the escrow created thereby being referred to herein as the "Escrow"), designating North Shore Abstract, Ltd., as title agent of Chicago Title Insurance Company, as the escrowee thereunder ("Escrowee"). The parties hereby authorize their respective attorneys to execute the Escrow Agreement and to make such amendments thereto as they shall deem necessary or convenient to close the transaction contemplated hereby.

                (b) Earnest Money Deposit. Not later than two (2) business days following the Contract Date, Purchaser shall deposit into the Escrow, in accordance with the terms of the Escrow Agreement, and as its earnest money deposit (the "Earnest Money"), the sum of Five Hundred Thousand and 00/100 Dollars ($500,000.00). The Earnest Money shall be invested by the Escrowee in an interest-bearing account with an FDIC-insured, national bank having gross assets in excess of $1,000,000,000 (an "Approved Depository").

                (c) Application at Closing. At Closing, the Earnest Money shall be delivered to Seller and credited against the Purchase Price. All interest (if any) earned on the Earnest Money shall be paid in equal shares to Seller and Purchaser except in the event of a default hereunder in which case all interest shall be paid to the non-defaulting party. All Earnest Money shall be appropriately dealt with by the Escrowee so as to be

250140-8                                                                 2/23/98
                                        2
         delivered to Seller or Purchaser, as the case may be, as provided herein and as provided in the Escrow Agreement.

         5. SELLER'S DELIVERIES.

         Seller shall deliver to Purchaser, no later than five (5) business days after the Contract Date, the documents listed as "Seller's Deliveries" on Exhibit D attached hereto, except to the extent disclosure of same to Purchaser is prohibited by written agreement (as to which items Seller shall deliver to Purchaser a descriptive list of the undeliverable items). In the event that the transactions contemplated by this Agreement are not consummated, Purchaser shall return the delivered documents to Seller.

         6.     INSPECTION PERIOD.

                (a) Basic Project Inspection. At all times prior to Closing, including times following the Inspection Period (which "Inspection Period" is defined to be the period that is thirty (30) days from and after the Contract Date), Purchaser, its agents and representatives shall be entitled to conduct a "Basic Project Inspection", which will include the right to: (i) enter upon the Land and Improvements, on reasonable notice to Seller and accompanied by a representative of Seller, if Seller so requires, to perform industry standard inspections and tests of the Project, including, but not limited to, inspection, evaluation and testing of the heating, ventilation and air-conditioning systems and all components thereof (collectively, the "HVAC System"), all structural and mechanical systems within the Improvements, including, but not limited to, sprinkler systems, power lines and panels, air lines and compressors, automatic doors, tanks, pumps and plumbing; (ii) examine and copy the records, Leases, and other documents maintained by Seller or its agents, relating to expenditures pertaining to the leasing, maintenance, repair and operation of the Project (but not the business operations conducted by Seller at the Project) only for the three (3) most recent full calendar years and the current calendar year (the "Records"); (iii) make investigations with regard to zoning, environmental (as provided in Subparagraph 6(b) below), building, code and other legal requirements including, but not limited to, an environmental Assessment and Additional Assessment (each as defined and specified in Subparagraph 6(b) below) and (iv) make or obtain market studies and real estate tax analyses.

                If Purchaser, during the Inspection Period, in its sole and absolute discretion, determines that the results of any inspection, test or examination do not meet Purchaser's (or its underwriters', investment bankers', lenders', ratings agency's or investors') criteria for the purchase, financing or operation of the Project in the manner contemplated by Purchaser (including, but not limited to, if same reveal the presence of a Hazardous Condition (as hereinafter defined), any Hazardous Material (as hereinafter defined), or toxic substance, including, but not limited to, asbestos, chlordane or formaldehyde, in or upon any of the Project, or any deficiency or code violation with respect to any aspect of the Project), or if the information disclosed does not otherwise meet Purchaser's investment criteria or underwriting for any reason whatsoever, or if Purchaser, in its sole discretion,

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                                        3
         otherwise determines that the Project is unsatisfactory to it, then subject to Subparagraph 6(d) below, Purchaser may terminate this Agreement by notice to Seller (the "Termination Notice"), with a copy to Escrowee, given not later than two (2) business days after the last day of the Inspection Period (the "Approval Date"). Upon such termination, the Earnest Money, together with all interest thereon, shall be returned immediately to Purchaser and neither party shall have any further liability to the other hereunder, except as otherwise provided herein.

                The parties hereto acknowledge that Purchaser may expend material sums of money in reliance on Seller's obligations under this Agreement, in connection with negotiating and executing this Agreement, furnishing the Earnest Money, con ducting the inspections contemplated by this Paragraph 6 and preparing for Closing, and that Purchaser would not have entered into this Agreement without the availability of an Inspection Period. The parties therefore agree that adequate consideration exists to support Seller's obligations hereunder, even before expiration of the Inspection Period. Except as otherwise provided herein, the effect of any representations, warranties or undertakings made by Seller in this Agreement shall not be diminished, abrogated, or compromised by the Basic Project Inspection, any Assessment or Additional Assessment, or other inspections, tests or investigations made by Purchaser.

                (b) Environmental Assessment. During the Inspection Period, Purchaser or Purchaser's agent(s) shall have the right to employ one or more environmental consultants or other professional(s) to perform or complete a so-called "Phase I" environmental inspection and assessment (the "Assessment") of the Project, and Seller acknowledges and consents to such Assessment, to the full extent contemplated under ASTM Document E 1527, which describes the "Phase I Environmental Site Assessment Process." Purchaser and its consultants shall also have the right to undertake or complete a technical review of all documentation, reports, plans, studies and information in possession or control of Seller, or its past or present environmental consultants, concerning or in any way related to the environmental condition of the Project. In order to facilitate the Assessment, the technical review and any other tests and studies, Seller shall extend its full cooperation (but without third party expense to Seller) to Purchaser and its environmental consultants, including, but not limited to, providing complete access to all its files and fully, completely and truthfully answering, to its knowledge, all questions relating to the environmental condition of the Project. The Assessment shall evaluate the present and past uses of the Project, and the presence on, in, at, about, near or under the Land (including land sufficiently proximate to any portion of the Project as to pose the risk of migration, or other adverse effect on any portion of the Project) of any Hazardous Materials. In the event that (i) the results of the Assessment or technical review are inconclusive, or (ii) the results of the Assessment or technical review reveal material environmental matters unacceptable to Purchaser, in its sole judgment, then Purchaser, at its sole option, shall have an "Additional Period" until March 20, 1998 to allow for and accommodate additional required inspections and tests (the "Additional Assessment"), whether involving an ASTM "Phase II"

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                                        4
         evaluation or otherwise. Such Additional Period, if applicable, shall automatically and concomitantly extend the original Inspection Period, Approval Date and Closing Date [provided, however, that nothing in this paragraph shall be deemed to authorize Purchaser to extend the Closing Date beyond the parameters of Section 3 hereof], on a day-to-day basis, for all relevant purposes hereunder, except that Purchaser's right to cancel this Agreement during the Additional Period shall relate only to the environmental condition of the Project and may only be exercised in accordance with and subject to the provisions of Section 10(c) hereof. If upon the recommendation of Purchaser's Qualified Consulting Firm such Additional Assessment is performed, Purchaser and Seller shall share equally all costs and expenses of such Additional Assessment, to be performed by Qualified Consulting Firms (as hereafter defined) and other contractors and consultants selected and approved by Purchaser, provided that Seller's obligation for the cost of the Additional Assessment shall not exceed $12,500.00. Prior to the performance of the Additional Assessment, Purchaser shall cause its Qualified Consulting Firm to provide to Seller: (i) a Scope of Work for Seller's review and approval, such approval not to be unreasonably withheld and to be provided or denied within three business days of Seller's receipt of the Scope of Work; and (ii) a certificate of insurance evidencing the following insurance coverages in favor of Seller, each with a combined single limit of $1,000,000; comprehensive general liability insurance, comprehensive automobile liability insurance, and professional errors and omissions liability insurance.

                (c) Purchaser's Undertaking. Purchaser hereby covenants and agrees that it shall cause all studies, investigations and inspections (including, but not limited to, the Assessment), performed at the Project pursuant to this Paragraph 6 to be performed in a manner that does not unreasonably disturb or disrupt the business operations of the Seller. In the event that, as a result of Purchaser's exercise of its rights under Subparagraphs 6(a) and 6(b), any damage occurs to the Project, then Purchaser shall promptly repair such damage at Purchaser's sole cost and expense. Purchaser hereby indemnifies, protects, defends and holds Seller harmless from and against any and all losses, damages, claims, causes of action, judgments, costs and expenses that Seller actually suffers or incurs as a direct result of
         (i) a breach of Purchaser's agreements set forth herein in connection with its inspection of the Project or (ii) physical damage to the Project or bodily injury caused by any negligent act of Purchaser or its agents, employees or contractors in connection with the right of inspection granted under this Paragraph 6.

                (d) Confidentiality. Purchaser, First Industrial (as hereinafter defined) and each Affiliate (as hereinafter defined) each agree to maintain in confidence the fact that the Project is being sold and the information contained in this Agreement or pertaining to the transaction contemplated hereby and intend that no claim of privilege or protection from disclosure be waived by reason of the disclosure or transfer of information among the parties pursuant to the terms of this Agreement; provided, however, that each party, its agents and representatives may disclose such information and data (i) to such party's accountants, attorneys, existing or prospective

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                                        5
          lenders, investment bankers, underwriters, rating agencies, partners, consultants and other advisors in connection with the transactions contemplated by this Agreement (collectively, "Representatives") to the extent that such Representatives reasonably need to know (in the disclosing party's reasonable discretion) such information and data in order to assist, and perform services on behalf of, the disclosing party; (ii) to the extent required by any applicable statute, law, regulation or Governmental Authority (including, but not limited to, Form 8-K and other reports and filings required by the SEC and other regulatory entities, including the Internal Revenue Service, attached hereto); (iii) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement; (iv) to the extent such disclosure is required or appropriate in connection with any securities offering or other capital markets or financing transaction undertaken by Purchaser; (v) to the extent such information and data become generally available to the public other than as a result of disclosure by such party or its agents or Representatives; (vi) to the extent such information and data become available to such party or its agents or Representatives from a third party who, insofar as is known to such party, is not subject to a confidentiality obligation to the other party hereunder;
          (vii) to the extent necessary in order to comply with each party's respective covenants, agreements and obligations under this Agreement; and (viii) to the extent necessary to effectuate a transfer of the Project in a 1031 exchange, including but not limited to the disclosure of Purchaser's due diligence findings to potential 1031 exchange swap partners and their officers, accountants and agents. Each party shall take all necessary and appropriate measures to ensure that any person who is granted access to any confidential information pursuant to the terms of this Subparagraph 6(d) is familiar with the terms hereof and complies with such terms as they relate to the duties of such person. In the event the transactions contemplated by this Agreement shall not be consummated, such confidentiality shall be maintained indefinitely and both parties shall promptly return all documents or other confidential written information, together with all copies thereof, to the party that generated such information. The obligations of the parties under this Subparagraph 6(d) shall survive Closing or any sooner termination of this Agreement and shall not be merged into any conveyance documents delivered at Closing.

                (e) Scope of Representations and Warranties. The Project is being acquired by Purchaser pursuant to this Agreement and shall be transferred and conveyed on an "AS-IS" and "WHERE-IS" basis, and WITH ALL FAULTS, except as otherwise expressly set forth in this Agreement or in any document delivered by Seller at Closing. Except as expressly set forth in this Agreement or in any document delivered by Seller at Closing, Seller has not made any representation or warranty as to the present or future physical condition, value, presence/absence of hazardous or toxic materials, financing status, leasing, operations, use, tax status, income and expense or any other matter pertaining to the Project.


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                                        6

         7.     TITLE AND SURVEY MATTERS.

                (a) Conveyance of Title. At Closing, Seller agrees to deliver or to cause Owner to deliver to Purchaser a trustee's deed containing the covenant required by subdivision 5 of Section 13 of the Lien Law (the "Deed"), in recordable form, sufficient to convey good and marketable fee simple absolute title to the Project to Purchaser, free and clear of all liens, claims and encumbrances except for the Permitted Exceptions (as hereinafter defined). The foregoing sentence notwithstanding, Seller, at its option, may elect to assign to Purchaser (in lieu of canceling and terminating same) certain leaseholds affecting the Project, provided that in each such instance Purchaser shall have no continuing obligations of any nature or description under any of said leases and provided further that Seller shall execute and deliver to Purchaser an indemnity with regard to any and all transfer taxes which may be applicable to said assignments. In such case only the documents evidencing such leaseholds shall constitute Permitted Exceptions.

                (b) Title Commitment. Purchaser has received a commitment (the "Title Commitment"), dated June 20, 1997, issued by North Shore Abstract Ltd., as agent for Chicago Title Insurance Company (the "Title Company"), for an owner's title insurance policy (the "Title Policy"), ALTA Owner's Policy Form 10-17-92, in the full amount of the Purchase Price. Seller shall take all reasonably necessary actions within Seller's reasonable control (subject to subparagraph 7(e) below) to cause the Title Company to issue the Title Policy, subject only to the Permitted Exceptions (as such term is defined herein). As a condition precedent to Purchaser's obligation to close the transaction described in this Agreement, the commitment shall be later-dated to cover the Closing, and the Title Company shall deliver the Title Policy (or a "marked-up" commitment therefor) to Purchaser concurrently with the Closing. Should the Title Commitment, as the same may be later-dated, indicate the presence of any matters other than the Permitted Exceptions that render unmarketable or uninsurable the title to such Project, such matters shall be considered "Defects," and the cure provisions set forth in Subparagraph (e) below shall apply. For purposes hereof, the term "Permitted Exceptions" shall mean (i) all liens, claims, encumbrances, restrictions, covenants, conditions, matters or exceptions to title that are set forth on Schedule E hereof, and which are not marked "omit" on said Schedule E, (ii) all matters of title disclosed on that certain survey dated April 29, 1992 prepared by Bohn & Bonacci, P.C. as job number 920248, and (iii) that certain restrictive covenant which shall be incorporated in the Deed and which shall prohibit the use of the Building as a refrigerated or frozen food facility by operators primarily engaged in the wholesale warehousing, storing and/or distributing of refrigerated or frozen foods for a period of ten (10) years commencing upon the expiration or sooner termination of the term of the New Lease including the five year option period, if Tenant's option is duly exercised. The covenant shall not restrict or prohibit any use of the Building by an operator primarily engaged in retail sales and sales to the general public; use of the Building as a supermarket or wholesale club shall be deemed a retail use, including without limitation, any such use by Waldbaum's, Grand Union, A&P, B.J.'s, and Price Club. Additionally, any operator using no more than five (5%)

250140-8                                                                 2/23/98
                                        7
         percent of the rentable square footage of the Building for refrigerated or frozen food storage (excluding glass, retail refrigeration or freezer cases, which shall be permitted without limitation) shall not be deemed in violation of this covenant.

                (c) Survey. Purchaser shall order, at its expense, an as-built, spotted survey of the Project (the "Survey"), prepared by a surveyor duly registered in the State of New York, and certified by said surveyor as having been prepared in accordance with the minimum detail and classification requirements of the land survey standards of the American Land Title Association, and containing the certification attached hereto as Exhibit G. The Survey shall be dated as of a date on or after the Contract Date, and certified to Purchaser, Seller, Owner and its assigns, Purchaser's designated lender(s), if any, and the Title Company. Should the Survey indicate the presence of any matters that render unmarketable or uninsurable title to such Project, such matters shall be considered "Defects," and the cure provisions set forth in Subparagraph (e) below shall apply.

                (d) UCC Searches. Purchaser may cause the Title Company to deliver to Purchaser and Seller after the Contract Date, and may update prior to the Closing Date, current searches of all Uniform Commercial Code financing statements filed with the Secretary of the State of New York, and/or the appropriate county official, against Owner; Seller; any tenant of the Project; the Project itself; Seller's affiliates involved in the operation of the Project; and the management agents for the Project. If such searches reveal claims or liens against any of such parties encumbering all or any portion of the Project, such matters shall be considered "Defects," and the cure provisions set forth in Subparagraph (e) below shall apply.

                (e) Defects and Cure. The items described in Subparagraphs 7 (a)
         - (d) are collectively  referred to as "Title  Evidence".  If the Title
         Evidence discloses Defects, said Defects shall, as a Condition Precedent to Closing, be cured and removed by Seller from the Title Evidence prior to Closing, in accordance with this Subparagraph 7(e). Seller's obligations to cure Defects shall be set forth below:

                Mandatory Cure Items. Seller shall be unconditionally obligated to take all steps; spend all necessary funds; institute and prosecute any action or proceeding; and otherwise take any and all steps and measures to cure or remove all Defects which are either marked "omit" on Schedule E annexed hereto or which first arise or are first disclosed by the Title Company or otherwise to Seller after the date of the Title Commitment (the "Mandatory Cure Items"), provided that with respect to Defects arising or first disclosed after the effective date of the Title Commitment (i) as to those Defects which may be cured by the payment of a liquidated sum, Seller shall not be required to expend more than $125,000 in the aggregate to cure such liens, judgments or encumbrances [except with regard to Defects arising due to Seller's willful or intentional acts as to which no such limit shall apply], and
         (ii) with regard to those Defects not subject to cure by the payment of a liquidated sum up to $125,000 and which arise solely as the result of the acts or omissions of persons other

250140-8                                                                 2/23/98
                                        8
         than Seller, Seller may adjourn the Closing for up to sixty (60) days during which period Seller shall use all commercially reasonable efforts to cure same. Subject to the foregoing, such Mandatory Cure Items shall be cured or removed (by endorsement or otherwise in form and substance reasonably acceptable to Purchaser) by Seller from the Title Evidence prior to Closing. If Seller fails to so cure or remove all Mandatory Cure Items, then Purchaser may either (A) terminate this Agreement by notice to Seller, with a copy to Escrowee, in which event the Earnest Money, together with all interest earned thereon, shall be returned to Purchaser, and Seller shall reimburse Purchaser for the cost of the Title Evidence and all other out of pocket due diligence costs up to $50,000 (which reimbursement obligation shall survive the termination or cancellation of this Agreement), and neither party shall have any further liability to the other hereunder, except as otherwise provided herein; or (B) elect to proceed to close with title to the Project as it then is, with the right to deduct from the Purchase Price a sum equal to the total amount necessary to cure or remove (by endorsement or otherwise) the Mandatory Cure Items which may be cured by the payment of a liquidated sum [not to exceed an aggregate amount of $125,000 for Defects arising or first disclosed after the effective date of the Title Commitment, and not arising due to Seller's willful or intentional acts], provided that if such items are cured or removed by endorsements, such endorsements must be reasonably satisfactory to Purchaser.

         8.     SELLER'S REPRESENTATIONS AND WARRANTIES.

         Seller represents and warrants to Purchaser that the following matters are true in all material respects as of the Contract Date and it shall be a condition to Purchaser's obligation to close that the same shall be true in all material respects as of the Closing Date:

                (a)  Descriptive   Information.   To  Seller's  knowledge,   the
         descriptive information concerning the Project set forth in Paragraph 1 hereof is complete, accurate, true and correct.

                (b) Title. Owner owns (to Seller's knowledge), and pursuant to the Contract and the Leases described in Schedule E, Seller holds an absolute and unconditional right to acquire and convey, legal and beneficial title to the Project, free and clear of all liens and encumbrances other than the Permitted Exceptions.

                (c) Seller's Deliveries. To Seller's knowledge, all of Seller's Deliveries listed on Exhibit D attached hereto and all other items delivered by Seller pursuant to this Agreement, including, but not limited to, those required pursuant to Paragraphs 5 and 6 above, are true, accurate, correct and complete in all respects, and fairly present the information set forth in a manner that is not misleading. The copies of all documents and other agreements delivered, furnished or made available by Seller to Purchaser pursuant to this Agreement constitute all of the Leases and other material agreements relating to or affecting the Project, there being no "side" or other agreements, written or oral, in force or effect, to which Seller is a party or to which the Project is subject, which will be binding upon Purchaser after the Closing.

250140-8                                                                 2/23/98
                                        9

                (d) Defaults. To Seller's knowledge, neither Owner nor Seller is in default under any of the documents, recorded or unrecorded, referred to in the Title Evidence, or under any of the Major Repair Contracts, Contracts or Governmental Approvals (as such terms are defined in Exhibit D attached hereto).

                (e) Contracts. There are no material contracts of any kind relating to the management, leasing, operation, maintenance or repair of the Project, except (i) those "Contracts" listed on Exhibit H attached hereto, all of which will be terminated by Seller, prior to the termination of the New Lease (as hereinafter defined) and (ii) such other Contracts as may, by the express terms thereof, upon the expiration or termination of the New Lease, be terminated without penalty or other payment by Seller (or its assignee or successor) upon no more than thirty (30) days' prior notice.

                (f)      Intentionally Deleted.

                (g) Utilities. To Seller's knowledge, no fact or condition exists that would or could result in the termination or impairment of the furnishing of service to the Project of water, sewer, gas, electric, telephone, drainage or other such utility services. Seller has received no notice to the effect that the equipment of the utility companies servicing the Project is in violation of any applicable governmental laws, ordinances, rules and regulations.

                (h) Improvements. To Seller's knowledge, the Improvements were approved by all Governmental Authorities having jurisdiction thereover, and Seller has received no notice of any violation of any governmental laws, ordinances, rules or regulations.

                (i) Employees. To Seller's knowledge, Owner has no employees at the Project and Purchaser shall have no obligation either subsequent to the Closing or subsequent to the termination of the New Lease to hire, retain or pay wages to any of Owner's or Seller's employees.

                (j) Compliance with Laws and Codes. To Seller's knowledge, the Project, and the use and operation thereof, is not in violation of any material, applicable municipal and other governmental laws, ordinances, regulations, codes (including Environmental Laws (as hereinafter defined)), licenses, permits and authorizations (including Environmental Permits (as hereinafter defined) and specifically including, but not limited to, life safety codes), and there are presently and validly in effect all material licenses, permits and other authorizations (including Environmental Permits) necessary for the use, occupancy and operation of the Project as it is presently being operated. If any written notices of any alleged violations at or about the Project have been or are issued prior to the Closing (a "Violation"), Seller shall cure (or escrow sufficient funds at Closing with the Title Company to cure) such Violations; provided, however, that the maximum, aggregate amount that Seller shall be required to spend to cure any Violations shall not exceed $50,000. If, prior to Closing, Seller fails to so cure all Violations, or if Seller fails to cause all Violations to be insured over by the Title Company (in form and substance reasonably satisfactory to Purchaser),

250140-8                                                                 2/23/98
                                       10
         then Purchaser may (i) terminate this Agreement by notice to Seller, in which event the Earnest Money, together with all interest earned thereon, shall be returned to Purchaser, and Seller shall reimburse Purchaser for the cost of the Title Evidence, not to exceed $10,000 (which reimbursement obligation shall survive the termination or cancellation of this Agreement), and neither party shall have any further liability to the other hereunder, except as otherwise provided herein; or (ii) proceed to close by deducting from the cash otherwise due at Closing and/or depositing in escrow with the Title Company the amount necessary (up to $50,000, on a maximum, aggregate basis) to cure or procure title insurance over each Violation (if such Violation is of a liquidated nature and an ascertainable monetary amount or can be endorsed over by the Title Company by the payment or deposit in escrow of an ascertainable amount) and/or cause the Title Company to insure and/or endorse over such Violation, provided that the terms of such insurance and/or endorsements are reasonably satisfactory to Purchaser.

                (k) Litigation. Except as indicated on Exhibit I, there are no pending, or, to Seller's knowledge, threatened, judicial, municipal or administrative proceedings affecting the Project in which either Seller or, to Seller's knowledge, Owner is or will be a party by reason of Owner's ownership or Seller's operation of the Project or any portion thereof, including, without limitation, proceedings for or involving condemnation, eminent domain, alleged building code or environmental or zoning violations. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending, or, to Seller's knowledge, threatened, against Seller or Owner, nor are any of such proceedings contemplated by Seller. In the event any proceeding of the character described in this Subparagraph 8(k) is initiated or threatened prior to Closing, Seller shall promptly advise Purchaser thereof in writing.

                (l)      Intentionally deleted.

                (m)      Intentionally deleted.

                (n) Re-Zoning. Seller has no knowledge of any pending or threatened proceeding for the rezoning of the Project or any portion thereof, or the taking of any other action by governmental authorities that would have an adverse or material impact on the current value of the Project.


250140-8                                                                 2/23/98
                                       11

                (o)      Intentionally deleted.

                (p) Authority. The execution and delivery of this Agreement by Seller, and the performance of this Agreement by Seller, have been duly authorized by Seller, and this Agreement is binding on Seller and enforceable against Seller in accordance with its terms. No consent of any creditor, investor, tenant, landlord, the Owner, judicial or administrative body, Governmental Authority, or other governmental body or agency, or other party to such execution, delivery and performance by Seller is required. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in a breach of, default under, or acceleration of, any agreement to which Seller is a party or by which Seller or to Seller's knowledge the Project are bound; or (ii) violate any restriction, court order, agreement or other legal obligation to which Seller and/or to Seller's knowledge the Project is subject.

                (q) Real Estate Taxes. The most recent real estate "Tax Bill(s)" for (and the only real estate tax bills applicable to) the Project are attached hereto as (or described in) Exhibit J. Except as set forth on Exhibit J attached hereto, Seller has not received notice of nor does it have any knowledge of any proposed increase in the assessed valuation of the Project. Except as described on Exhibit J attached hereto, there is not now pending, any proceeding or application for a reduction in the real estate tax assessment of the Project or any other relief for any tax year. There are no outstanding agreements with attorneys or consultants with respect to the Tax Bills that will be binding on Purchaser or the Project after the expiration or termination of the New Lease.

                (r) Easements and Other Agreements. To Seller's knowledge, neither Owner nor Seller is in default in complying with the terms and provisions of any of the covenants, conditions, restrictions, rights-of-way or easements constituting one or more of the Permitted Exceptions.

                (s) Existing Leases; Agreements to Acquire or Terminate; Lease Controversies. Set forth on Exhibit K is a description of each and every lease, ground lease, sublease or occupancy agreement affecting the Project (the "Leases"). Seller has entered into binding agreements with each of the tenants under said Leases pursuant to which Seller has either acquired such tenant's interest in the Lease or obtained the unconditional right or option to effect a termination of such Lease at or prior to Closing. No controversy, complaint, negotiation or renegotiation, proceeding, suit or litigation relating to any Lease, is pending or, to Seller's knowledge, threatened, whether in any tribunal or informally. Seller is and shall remain responsible after the Closing Date for defending (or continuing) any such suit, proceeding or other matter relating to periods prior to the Closing Date, and all damages, loss, expenses and costs related thereto.

                (t)      Intentionally deleted.

                (u) United States Person. Seller and to Seller's knowledge, Owner is a "United States Person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as

250140-8                                                                 2/23/98
                                       12
         amended, and shall execute and deliver to Purchaser an "Entity Transferor" certification at Closing.

                (v)      Intentionally deleted.

                (w)      Intentionally deleted.

                (x)      Intentionally deleted.

                (y)      Intentionally deleted.

                (z) Disclosure. No representation or warranty made by Seller in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements contained therein not misleading or necessary in order to provide a prospective purchaser of the Project with adequate information as to the Project and its management, operation, maintenance and repair.

The representations and warranties made in this Agreement by Seller shall be continuing, and shall be deemed remade by Seller as of the date of Closing with the same force and effect as if in fact specifically remade at that time. All representations and warranties made in this Agreement shall survive the Closing for a period of one (1) year and shall not merge into any instrument of conveyance delivered at the Closing except that the representations made in subparagraph 8(b) shall not survive the Closing Date. Except as otherwise provided herein, the effect of the representations and warranties made in this Agreement shall not be diminished, abrogated or deemed to be waived by the Basic Project Inspection, Assessment(s), or any other inspections or investigations made by Purchaser. If any written reports delivered to Purchaser by Seller, or if the professional written reports and studies prepared for Purchaser as part of the Basic Project Inspection of establish the untruth of any representation or warranty made by Seller hereunder prior to the Closing Date; and Purchaser nevertheless elects to close under this Agreement, then Purchaser shall be deemed to have waived the breach in question and shall not assert any post-closing claim against Seller with respect to that breach. Such waiver shall not limit Purchaser's right to refuse to close based on Seller's breach of a representation and warranty under circumstances other than as set forth above.

         8A.    REPRESENTATIONS OF PURCHASER.

         The execution and delivery of this Agreement by Purchaser and the performance of this Agreement by Purchaser, have been duly authorized by Purchaser, and this Agreement is binding on Purchaser and enforceable against Purchaser in accordance with its terms. No consent of any creditor, investor, judicial or administrative body, Governmental Authority, or other governmental body or agency, or other party to such execution, delivery and performance by Purchaser is required. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in a breach of, default under, or acceleration of, any agreement to which Purchaser is a party or otherwise bound; or (ii) violate any restriction, court order, agreement or other legal obligation to which Purchaser is subject.


250140-8                                                                 2/23/98
                                       13

         9.     COVENANTS OF SELLER.

         Effective as of the execution of this Agreement, Seller hereby covenants with Purchaser as follows:

                (a) New Leases. Seller shall not amend any Lease in any material respect nor, except in accordance with the terms of the New Lease, execute any new lease, license, or other agreement affecting the ownership or occupancy of the Project, without Purchaser's prior written approval.

                (b) New Contracts. Seller shall not enter into any new contract with respect to the ownership and operation of the Project which would be binding upon Purchaser or which will not be terminable on 30 days notice after the expiration or termination of the New Lease, without Purchaser's prior written consent.

                (c)      Intentionally deleted.

                (d)  Operation of Project.  Seller shall  operate and manage the
         Project in the manner in which it is being operated, maintaining present services, and shall maintain the Project in its same repair and working order; and shall perform, when due, all of Seller's obligations under the Leases, Contracts, Governmental Approvals and other agreements relating to the Project and otherwise in accordance with applicable laws, ordinances, rules and regulations affecting the Project. Except as otherwise specifically provided herein, Seller shall deliver the Project at Closing in substantially the same condition as it is on the Contract Date, reasonable wear and tear excepted.

                (e) Pre-Closing Expenses. All bills and invoices for labor, goods, material and services of any kind relating to the Project and utility charges, relating to the period prior to Closing and the costs and expenses associated with any alterations, installations, decorations and other work required to be performed under any and all agreements affecting the Project have been or will, by the Closing, be completed and paid for in full or insured over by the Title Company.

                (f) Good Faith. All action required pursuant to this Agreement that is necessary to effectuate the transaction contemplated herein will be taken promptly and in good faith by Seller, and Seller shall furnish Purchaser with such documents or further assurances as Purchaser may reasonably require.

                (g) No Assignment. Except as permitted in Section 18 hereof, after the Contract Date and prior to Closing, Seller shall not assign, alienate, lien, encumber or otherwise transfer all or any part of the Project or any interest therein.

                (h)      Intentionally deleted.

                (i) Change in Conditions. Seller shall promptly notify Purchaser of the occurrence of any event or circumstance that makes any representation or warranty of Seller to Purchaser under this Agreement untrue or misleading in any material

250140-8                                                                 2/23/98
                                       14
         respect, or any covenant of Seller under this Agreement incapable or less likely of being performed.

                (j)      Intentionally deleted.

         9A.    COVENANTS OF PURCHASER.

                         Good Faith. All action required pursuant to this Agreement that is necessary to effectuate the transaction contemplated herein will be taken promptly and in good faith by Purchaser, and Purchaser shall furnish Seller with such documents or further assurances as Seller may reasonably require.

         10.    ENVIRONMENTAL WARRANTIES AND AGREEMENTS.

                (a)      Definitions.

                         Unless the context otherwise requires:

                         (1) "Environmental  Law" or "Environmental  Laws" shall
                mean: all applicable past, present or future federal, state and local statutes, regulations, directives, ordinances, rules, court orders, decrees, arbitration awards and the common law, which pertain to environmental matters, contamination of any type whatsoever or health and safety matters, as such have been amended, modified or supplemented from time to time (including all present and future amendments thereto and re-authorizations thereof). Environmental Laws include, without limitation, those relating to: (i) the manufacture, processing, use, treatment, storage, disposal, generation of Hazardous Materials; (ii) air, soil, surface, subsurface, groundwater pollution; (iii) Releases; (iv) protection of wildlife, endangered species, wetlands or natural resources; (v) Tanks; and (vi) notification requirements relating to the foregoing. Without limiting the above, Environmental Law also includes the following: (i) the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss.ss. 9601 et seq.), as amended ("CERCLA"); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. ss.ss. 6901 et seq.), as amended ("RCRA"); (iii) the Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C. ss.ss. 11001 et seq.), as amended; (iv) the Clean Air Act (42 U.S.C. ss.ss. 7401 et seq.), as amended; (v) the Clean Water Act (33 U.S.C. ss.1251 et seq.), as amended; (vi) the Toxic Substances Control Act (15 U.S.C. ss. 2601 et seq.), as amended; (vii) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. ss. 136 et seq.), as amended; (viii) the Federal Safe Drinking Water Act (42 U.S.C. ss. 300f et seq.), as amended; (ix) the Federal Radon and Indoor Air Quality Research Act (42 U.S.C. ss. 7401 note, et seq.); (x) any state, county, municipal or local statutes, laws or ordinances similar or analogous to (including counterparts of) any of the statutes listed above; and (xi) any rules, regulations, directives, orders or the like adopted pursuant to or implementing any of the above.

                         (2) "Environmental  Permit" or "Environmental  Permits"
                shall mean licenses, certificates, permits, directives,

250140-8                                                                 2/23/98
                                       15
                requirements, registrations, government approvals, agreements, authorizations, and consents which are required under or are issued pursuant to an Environmental Law or are otherwise required by Governmental Authorities.

                         (3) "Governmental Authority" or "Governmental Authorities" shall mean any agency, commission, department or body of any municipal, township, county, local, state or Federal governmental or quasi-governmental regulatory unit, entity or authority having jurisdiction or authority over all or any portion of the Project or the management, operation, use or improvement thereof.

                         (4) "Hazardous  Conditions"  refers to the existence or
                presence of any Hazardous Materials on, in, under, at, the Project or any portion thereof (including groundwater).

                         (5) "Hazardous Material" or "Hazardous Materials" shall
                mean any chemical, pollutant, contaminant, pesticide, petroleum or petroleum product or by product, asbestos, asbestos-containing material, polychlorinated biphenyls ("PCBs"), solvents and waste oil, radioactive substance, solid waste (hazardous or extremely hazardous), special, dangerous or toxic waste, substance, chemical or material regulated, listed, limited or prohibited under any Environmental Law.

                         (6) "Release" means any spill, discharge, leak, migration, emission, escape, injection, dumping or other release or threatened release of any Hazardous Material into the environment, whether or not notification or reporting to any Governmental Authority was or is required. Release includes, without limitation, historical releases and the meaning of Release as defined under CERCLA.

                         (7) "Qualified Consulting Firm" shall mean a first-class nationally or regionally recognized environmental engineering and/or consulting firm (the parties hereby specifically recognize ERM, O'Brien & Gere, Warzyn Engineering, Ground Water Technologies, Inc., ICF Kaiser and Dames and Moore as such firms).

                         (8) "Remedial Action" shall mean any and all corrective
                or remedial action, preventative measures, response, removal, transport, disposal, clean-up, abatement, treatment and monitoring of Hazardous Materials or Hazardous Conditions, required to be performed under Environmental Law, and includes all studies, assessments, reports or investigations performed in connection therewith to determine if such actions are necessary or appropriate (including investigations performed to determine the progress or status of any such actions), all occurring on or after the Opening of Escrow.

                         (9) "Tank" or "Tanks" mean above-ground and underground
                storage tanks, vessels and related equipment, including, but not limited to, appurtenant pipes, lines and fixtures, containing or previously containing any Hazardous Material or fraction thereof.


250140-8                                                                 2/23/98
                                       16

                         (10) "Remedial  Costs" shall include all  out-of-pocket
                costs, liabilities, expenses and fees incurred on or after the date of this Agreement in connection with Remedial Action, including but not limited to: (i) the fees of environmental consultants and contractors; (ii) reasonable attorneys' fees;
                (iii) the costs associated with the preparation of reports, and laboratory analysis (including charges for expedited results if reasonably necessary); (iv) regulatory, permitting and review fees; (v) costs of soil and/or water treatment (including groundwater monitoring) and/or transport and disposal; and (iv) the cost of supplies, equipment, material and utilities used in connection with Remedial Action.

                (b)      Representations and Warranties.

                                 (1) Seller has made  available or delivered (or
                will make available or deliver in accordance with Section 6) to Purchaser originals (or true, complete and accurate copies) of all of the documents in Seller's possession, custody or control which include and/or relate to:

                                    (x) All  approvals,  plans,  specifications,
                           test borings, percolation tests, engineering studies, surveys or other environmental data concerning the Project;

                                    (y)  All  permits  (including  Environmental
                           Permits), approvals, registration, Tank registration and/or closure documentation, certificates, applications, notices, orders, directives, legal pleadings, correspondence, or other documents of any nature which Owner or Seller, any tenant of Owner or Seller, any of Owner's or Seller's predecessors-in-title, or any tenant of Owner's or Seller's predecessors- in-title have submitted to or received from any Governmental Authority regarding the Project and its use, compliance or non-compliance with Environmental Laws; and

                                    (z) The results of any  investigation of the
                           Project including, but not limited to, Phase I or Phase II site assessments, asbestos inspection and/or removal reports, tests or investigations of soil or other substrate, air, groundwater, surface water, or the building interior, and any testing or investigation results relating to the removal from or abandonment at the Project of any Tanks.

                                 (2) Except as  disclosed  on Exhibit N attached
                hereto, Seller has received no notice that either the Project or the operations of Seller at the Project, or of any predecessor(including underlying groundwater), were, are or will be in violation of any Environmental Laws and Environmental Permits.

                                 (3) Except as  disclosed  on Exhibit N attached
                hereto, to Seller's knowledge, there have been no past and Seller has not received any written notice of any pending or, to

250140-8                                                                 2/23/98
                                       17

                Seller's knowledge, threatened: (i) claims, complaints, notices, correspondence or requests for information received by Seller with respect to any violation or alleged violation of any Environmental Law or Environmental Permit or with respect to any corrective or remedial action for or cleanup of the Project or any portion thereof, and (ii) written correspondence, claims, complaints, notices, or requests for information from or to Seller regarding any actual, potential or alleged liability or obligation under or violation of any Environmental Law or Environmental Permit with respect to the Project or any portion thereof.

                                 (4) Except as  disclosed  in Exhibit N attached
                hereto, Seller has not received, and does not have in its possession or control, any written notice alleging any Releases of Hazardous Materials on, in, under, or at the Project or any portion thereof.

                                 (5) To Seller's knowledge, except as listed and
                described in Exhibit M attached hereto, there are no Tanks in use or abandoned at, on or under the Project. Any and all Tanks which have heretofore been removed from or closed at the Project by Seller, or to Seller's knowledge by any other person, have been removed or closed in accordance with all Environmental Laws.

                                 (6) Except as  disclosed  on Exhibit N attached
                hereto, to Seller's knowledge, the Project is not listed, proposed or nominated for listing on the National Priorities List pursuant to CERCLA (the "NPL"), the CERLIS or on any other similar list of sites under any other Environmental Law.

                                 (7) Except as  disclosed  on Exhibit N attached
                hereto, Seller has not received, and does not have in its possession or control, any written notice alleging or advising the existence of any PCBs or friable or damaged asbestos at the Project.

                         Notwithstanding  the fact that certain of the foregoing
                representations and warranties in this Subparagraph 10(b) are made to Seller's knowledge, Seller shall nevertheless be deemed to have knowledge of the information set forth in, or described or discussed in, the Environmental Reports in Seller's possession, including, but not limited to, those described on Exhibit N attached hereto.

                (c) Remediation. In the event the Additional Assessment, indicates that there exists at the Project any Hazardous Conditions or Hazardous Materials for which Purchaser's Qualified Consulting Firm recommends Remedial Action as necessary or appropriate in order to comply with Environmental
         Laws, the following shall apply:

                         (1) If the Remedial  Costs for all  Remedial  Action at
                the Project are reasonably anticipated by such Qualified Consulting Firm to be equal to or to exceed Fifty Thousand and 00/100 Dollars ($50,000), then Purchaser, at its sole option, may either (A) proceed under subparagraph (2) below, with Seller being obligated to deposit, from Seller's or its designee's proceeds of sale at Closing or from Seller's own funds into the Remediation Escrow therein

250140-8                                                                 2/23/98
                                       18
                described the sum of $50,000 plus one half the cost of the Additional Assessment up to $12,500; or (B) on or before the Approval Date, as the same may have been extended, terminate this Agreement by notice to Seller, with a copy to Escrowee, receive a refund of the Deposit, together with all interest thereon and Seller shall reimburse Purchaser for one half the cost of the Additional Assessment up to $12,500, whereupon the parties shall be relieved of all further rights or obligations hereunder, except for such rights and obligations as expressly survive termination of this Agreement. The "reasonably anticipated Remedial Costs" shall be the good faith estimate of Remedial Costs as set forth in a proposal by Purchaser's Qualified Consulting Firm. Prior to arriving at a final estimate, Purchaser's Qualified Consulting Firm shall confer with Seller's consultant, Philip A. Lutin, Consulting Engineer, and the two consulting firms shall arrive at a Remedial Cost that both agree is reasonable; and

                         (2) If the Remedial  Costs for all Remedial  Actions at
                the Project are reasonably anticipated by a Qualified Consulting Firm to be less than $50,000, then (A) the terms and provision of this Agreement shall remain in full force and effect, and (B) Seller shall be obligated to deposit into a "Remediation Escrow" at Closing, from Seller's proceeds of sale or from Seller's own funds an amount (not to exceed $50,000) equal to 100% of the reasonably anticipated Remedial Costs as determined by such
                Qualified Consulting Firm plus one half the cost of the Additional Assessment up to $12,500. Purchaser shall be entitled to draw on the escrowed funds (including interest) from time to time after Closing for payment of (or reimbursement for) Remedial Costs (including, but not limited to, Seller's share of the costs of any Additional Assessment related to such Hazardous Condition) incurred in connection with the Remedial Action provided that all work shall be completed within one year after the Closing. Any escrowed funds remaining in the Remediation Escrow upon completion of the Remedial Action shall be promptly repaid to Seller or its designee. In the event funds are escrowed pursuant to this provision, Purchaser and Seller shall enter into a Remediation Escrow and Disbursement Agreement reasonably satisfactory to Purchaser, Seller and their respective counsel at Closing.

                         (d) Reservation of Rights. Purchaser shall retain all rights under statutory and common law not explicitly waived or released in this Agreement, including, but not limited to, any rights that may exist under CERCLA or the New York State Navigation Law to obtain contribution. In the event of any litigation pursuant to this Subparagraph 10(d), the prevailing party shall be entitled to recover from the other party its reasonable attorney, consultant and witness fees and litigation costs.


250140-8                                                                 2/23/98
                                       19

         11.    ADDITIONAL CONDITIONS PRECEDENT TO CLOSING.

         In addition to the other conditions enumerated in this Agreement, it shall be an additional Condition Precedent to Purchaser's obligation to close hereunder that except as discovered by Purchaser during the Inspection Period or as should have been discovered at such time with the use of commercially customary and reasonable due diligence:

                (a) Physical Condition. The physical condition of the Project shall be substantially the same on the Closing Date as on the Approval Date, reasonable wear and tear excepted, unless the alteration of said physical condition is the result of Damage (as defined in Paragraph 16 hereof).

                (b) Pending Actions. At Closing, there shall be no administrative agency, litigation or governmental proceeding of any kind whatsoever, pending or threatened, that, after Closing, would, in Purchaser's sole discretion, materially and adversely affect the value or marketability of the Project, or the ability of Purchaser to operate the Project in the manner it is being operated on the Contract Date.

                (c) Real Estate Taxes. As of the Closing Date, there shall have been no actual or pending reassessment of the value of the Project for the purpose of calculating real estate taxes.

                (d) Zoning. On the Closing Date, no proceedings shall be pending or threatened that could or would involve the change, redesignation, redefinition or other modification of the zoning classifications of (or any building, environmental, or code requirements applicable to) the Project, or any portion thereof, or any property adjacent to the Project.

                (e) Flood Insurance. As of the Closing Date, if the Project is located in a flood plain, Purchaser shall have obtained flood plain insurance in form and substance acceptable to Purchaser.

                (f) Utilities. On the Closing Date, no moratorium or proceeding shall be pending or threatened affecting the availability, at regular rates and connection fees, of sewer, water, electric, gas, telephone or other services or utilities servicing the Project.

                (g) Termination of Leases. As of the Closing Date, all leases affecting the Project including without limitation those Leases described on Exhibit K shall be duly and unconditionally terminated and cancelled of record or, at Seller's option, assigned to Purchaser. In the event Seller elects to arrange for the assignment of the Leases to Purchaser, Seller shall be responsible for and shall furnish Purchaser with an indemnity agreement relating to all transfer taxes imposed on the assignments. All obligations of each Landlord under such leases, which shall accrue prior to the termination thereof, shall be fulfilled and fully performed.

                (h) Execution of New Lease. Seller and Purchaser have entered into a triple net lease (the "New Lease") commencing as of the Closing Date in the form annexed hereto as Exhibit Q.

250140-8                                                                 2/23/98
                                       20

         12.    INTENTIONALLY DELETED.

         13.    SELLER'S CLOSING DELIVERIES.

         At Closing (or such other times as may be specified below), Seller shall deliver or cause to be delivered to Purchaser the following, in form and substance acceptable to Purchaser:

                (a) Deed. The Deed, executed by Owner, in recordable form conveying good and marketable fee simple absolute title to the Project to Purchaser, free and clear of all liens, claims and encumbrances except for the Permitted Exceptions.

                (b)      Intentionally deleted.

                (c) General  Assignment.  An  assignment,  executed by Seller to
         Purchaser of all the right, title and interest in and to the Governmental Approvals which relate to the ownership and/or operation of the Project, and which do not specifically relate to Seller's business.

                (d)      Intentionally deleted.

                (e)      Intentionally deleted.

                (f) Keys. Keys to all exterior doors located in the Project.

                (g) Affidavit of Title. An affidavit (without warranty of title) executed by Seller and in form and substance reasonably acceptable to the Title Company, and as required by the Title Company to issue the Title Policy with the Endorsements and otherwise in accordance with Paragraph 7 hereof and with regard to Owner such documents as are required under the Contract.

                (h)      Intentionally deleted.

                (i) New Lease. A fully executed copy of the New Lease, in accordance with and upon the terms and conditions set forth in the form of lease annexed hereto as Exhibit Q.

                (j)      Intentionally deleted.

                (k) Closing Statement. A closing statement conforming to the proration and other relevant provisions of this Agreement.

                (l) Plans and Specifications. All plans and specifications in Seller's possession and control or otherwise available to Seller.

                (m) Tax Bills. Copies of the most currently available Tax Bills.

                (n) Entity Transfer Certificate. Entity Transfer Certification confirming that neither Owner nor Seller is a "United States Person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

                (o)      Intentionally deleted.

                (p)      Intentionally deleted.

250140-8                                                                 2/23/98
                                       21

                (q) Certificate as to Representations and Warranties. A certificate from Seller as to the truth, accuracy and completeness of the representations and warranties made by it hereunder as of the Closing Date.

                (r) Other. Such other documents and instruments as may reasonably be required by Purchaser, its (or its underwriters' or lenders') counsel or the Title Company and that may be necessary to consummate this transaction and to otherwise effect the agreements of the parties hereto.

For a period of one (1) year after Closing, each of the parties shall execute and deliver to the other such further documents and instruments as the requesting party shall reasonably request to effect this transaction and otherwise effect the agreements of the parties hereto.

         14.    PRORATIONS AND ADJUSTMENTS.

                (a) Such items that are customarily prorated in transactions of this nature shall be ratably prorated between Purchaser and Seller as of the Closing Date, other than those items as to which, pursuant to the New Lease, Seller is fully responsible and obligated to make direct payment of all amounts due and owing to the appropriate creditors, which items shall be prorated and adjusted as at and upon the expiration or earlier termination of the New Lease.

                For purposes of calculating prorations, Purchaser shall be deemed to be in title to the Project, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the year and month that shall have elapsed as of the Closing Date. The amount of such prorations shall be adjusted at Closing, as and when complete and accurate information becomes available. Seller and Purchaser agree to cooperate and use their good faith and diligent efforts to make such adjustments no later than thirty (30) days after the Closing. Bills received after Closing that relate to expenses incurred, services performed or other amounts allocable to the period prior to the Closing Date shall be paid by Seller. Any amounts not so paid by Seller shall be paid in accordance with the New Lease. The obligations of the parties pursuant to this Paragraph 14 shall survive the Closing.

         15.      CLOSING EXPENSES.

         Seller will pay, or cause to be paid, the entire cost of any fees associated with terminating or assigning each of the Leases, prepayment of debt encumbering the Project, all bond transfer costs, the fees of Seller's attorney, all documentary and state, county and municipal transfer taxes relating to the instruments of conveyance contemplated herein, and the cost of any special or specific escrows hereunder. Purchaser will pay the fees of Purchaser's attorney, the cost of recording the Deed, and the cost of the Title Evidence.


250140-8                                                                 2/23/98
                                       22

         16.      DESTRUCTION, LOSS OR DIMINUTION OF PROJECT

         If, prior to Closing, all or any portion of the Project is damaged by fire or other natural casualty (collectively "Damage"), or is taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively "Eminent Domain"), then the following procedures shall apply:

                  (a) If the aggregate cost of repair or replacement of the Damage (collectively, "repair and/or replacement") is $1,450,000.00 or less, in the opinion of Purchaser's and Seller's respective engineering consultants, Purchaser shall close and take the Project as diminished by such events, subject to a reduction in the Purchase Price applied against the cash otherwise due at the Closing, in the full amount of the estimated cost of such repair and/or replacement not to exceed $1,450,000.00. Any casualty insurance shall be the sole property of Seller.

                  (b) If the aggregate cost of repair and/or replacement is greater than $1,450,000.00, in the opinion of Purchaser's and Seller's respective engineering consultants, or in the event of an Eminent Domain, then either Purchaser or Seller may elect to terminate this Agreement by notice to the other party, with a copy to Escrowee, whereupon Purchaser shall receive an immediate return of the Earnest Money, (the interest earned thereon to be split between the parties), and neither party shall have any further liability to the other hereunder, except as otherwise provided herein. If neither party elects to terminate this Agreement within thirty (30) days of the casualty, the parties shall proceed to close, the New Lease shall, upon and after the Closing Date be in full force and effect, Tenant will rebuild or restore the Project as provided in the New Lease, and the insurance proceeds shall be applied, as provided in the New Lease.

                  (c) In the event of a dispute between Seller and Purchaser with respect to the cost of repair and/or replacement with respect to the matters set forth in this Paragraph 16, an engineer designated by Seller and an engineer designated by Purchaser shall select an independent engineer licensed to practice in the jurisdiction where the Project is located who shall resolve such dispute. All fees, costs and expenses of such third engineer so selected shall be shared equally by Purchaser and Seller.

         17.      DEFAULT.

                  (a) Default by Seller. If any of Seller's representations and warranties contained herein shall not be true and correct in any material respect on the Contract Date and continuing thereafter through and including the Closing Date, or if Seller shall have failed in any material respect to perform any of the covenants and agreements contained herein to be performed by Seller within the time for performance as specified herein (including Seller's obligation to close), and such failure shall continue for more than twenty (20) days after written notice, Purchaser may elect either to (i) terminate Purchaser's obligations under this Agreement by notice to Seller, with a copy to Escrowee, in which event the Earnest Money, together with all interest earned thereon, shall

250140-8                                                                 2/23/98
                                       23
         be returned immediately to Purchaser, and Seller shall reimburse Purchaser for the cost of the Title Evidence [not to exceed $10,000] (which reimbursement obligation shall survive the termination or cancellation of this Agreement), or (ii) file an action for specific performance. Seller hereby covenants and agrees that in the event that
         (x) Purchaser elects (i) above and (y) as a result of, due to, or because of any willful or intentional act of Seller (A) any of Seller's representations and warranties contained herein shall not be true and correct in all material respects on the Closing Date, (B) any of the covenants and agreements are not performed in all materials respects by Seller within the time for performance as specified herein (including Seller's obligation to close), and/or (C) any of the Conditions Precedent shall not have been satisfied in all material respects, Purchaser may (in addition to any and all other remedies of Purchaser hereunder) file an action for damages actually suffered by Purchaser by reason of Seller's defaults hereunder (including, but not limited to, attorneys' fees, engineering fees, fees of environmental consultants, appraisers' fees, and accountants' fees incurred by Purchaser in connection with this Agreement and any action hereunder) provided, however, that in any such event Purchaser's monetary damages shall not exceed $1,000,000. The foregoing covenant shall survive any termination of this Agreement. Nothing in this Subparagraph 17(a) shall be deemed to in any way limit or prevent Purchaser from exercising any right of termination provided to Purchaser elsewhere in this Agreement. Notwithstanding the foregoing, in the event Seller defaults in any of its post-closing obligations under Paragraph 14 or Paragraph 23 hereof, Purchaser shall have all of its remedies at law or in equity on account of such default. Anything to the contrary contained herein notwithstanding, in the event Seller is unable to close in a timely fashion due to a default by Owner under the Contract, or by any party, other than Seller, to a Lease, and provided that Seller institutes a legal action within ten (10) business days of the original Closing Date and take all other actions as may be necessary to specifically enforce Owner or such other party to perform under the Contract or other agreement with Seller and convey the Project to Purchaser, Purchaser shall forbear from canceling this Contract or exercising any other remedies granted to it hereunder for up to 90 days following the Closing Date. In the event that Seller is unable to close before the end of such extended period, Purchaser may cancel this Agreement by a notice to Seller and Escrowee and shall receive a return of the Escrow Money plus all of its out of pocket due diligence costs.

                  (b) Default by Purchaser. In the event Purchaser defaults in its obligations to close the purchase of the Project, then Seller's sole and exclusive remedy shall be to cause the Escrowee to deliver the Earnest Money, together with all interest earned thereon, to Seller, the amount thereof being fixed and liquidated damages, it being understood that Seller's actual damages in the event of such default are difficult to ascertain and that such proceeds represent the parties' best current estimate of such damages. Seller shall have no other remedy for any default by Purchaser; provided, however that, notwithstanding the foregoing, in the event Purchaser defaults in any of its post-closing obligations under Paragraph 14 or Paragraph 23 hereof, Seller shall have all of its remedies at law or in equity on account of such default.

250140-8                                                                 2/23/98
                                       24

         18.      SUCCESSORS AND ASSIGNS.

         The terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective nominees, successors, beneficiaries and assigns; provided, however, no conveyance, assignment or transfer of any interest whatsoever of, in or to the Project shall be made by Seller during the term of this Agreement. Purchaser may assign all or any of its right, title and interest under this Agreement to (i) any third party intermediary (an "Intermediary") in connection with a 1031 exchange, including, but not limited to, Chicago Deferred Exchange Corporation, and (ii) First Industrial Realty Trust, Inc., a Maryland corporation ("First Industrial"), or to any corporate or partnership entity affiliated with, or related to, First Industrial ("Affiliate"). The foregoing notwithstanding, Seller may assign its rights or delegate its duties hereunder to any Affiliate who succeeds to all of its interests in the Project and the Leases. First Industrial is a publicly-owned real estate investment trust that owns all of the capital stock of Purchaser. For purposes of this Paragraph 18, an Affiliate shall, without limitation, include any entity having substantially common ownership or management with Purchaser or Seller, including with respect to Purchaser, First Industrial and First Industrial, L.P., a Delaware limited partnership. No such assignee shall accrue any obligations or liabilities hereunder until the effective date of such assignment. In addition to its right of assignment, Purchaser shall also have the right, exercisable prior to Closing, to designate any Affiliate or Intermediary, as the grantee or transferee of any or all of the conveyances, transfers and assignments to be made by Seller at Closing hereunder, independent of, or in addition to, any assignment of this Agreement. In the event of an assignment of this Agreement by either party, its assignee shall be deemed to be the Purchaser or Seller (as the case may be) hereunder for all purposes hereof, and shall have all rights of the assigning party hereunder (including, but not limited to, the right of further assignment), provided that the Assignor shall remain fully liable for all liability hereunder. In the event that an Affiliate shall be designated as a transferee hereunder, that transferee shall have the benefit of all of the representations and rights which, by the terms of this Agreement, are incorporated in or relate to the conveyance in question. In the event either party elects to assign this Agreement to an Intermediary, the other party shall cooperate in connection with such election, including, but not limited to, by executing an acknowledgment of such assignment of this Agreement to the Intermediary and by executing such additional documents as may be reasonably necessary to effect such assignment, provided that the non-assigning party shall not be required to take title to the Project or incur any costs with respect to any ss. 1031 exchange.

250140-8                                                                 2/23/98
                                       25

         19.      LITIGATION.

         In the event of litigation between the parties with respect to the Project, this Agreement, the Escrow Agreement, the performance of their respective obligations hereunder or the effect of a termination under this Agreement or the Escrow Agreement, the losing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation, including, but not limited to, reasonable attorneys' fees of counsel selected by the prevailing party. Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties under this Paragraph 19 shall survive termination of this Agreement.

         20.      NOTICES.

         Any notice, demand, request or other communication which may be permitted, required or desired to be given in connection herewith shall be given in writing and directed to Seller and Purchaser as follows:

         Seller:             Di Giorgio Corporation
                             380 Middlesex Avenue
                             Carteret, New Jersey 07008
                             Attn.: Mr. Richard B. Neff, Chief
                                    Financial Officer and Executive
                                    Vice President

         With a copy to
         its attorneys:      Sills Cummis Zuckerman Radin
                             Tischman Epstein & Gross
                             One Riverfront Plaza
                             Newark, New Jersey 07102-5400
                             Attn.: Margaret F. Black, Esq.

         Purchaser:          FR Acquisitions, Inc.
                             311 South Wacker Drive, Suite 4000
                             Chicago, Illinois 60606
                             Attn.: Mr. Johannson Yap and
                                    Mr. Scott McGregor

         With a copy to its
         regional office:    First Industrial
                             575 Underhill Boulevard
                             P.O. Box 830
                             Syosset, New York 11791
                             Attn.: Mr. Jan Burman,
                                    Senior Regional Director

         With a copy to
         its attorneys:      Parker Chapin Flattau & Klimpl, LLP
                             1211 Avenue of the Americas
                             New York, New York 10036
                             Attn.: Miles M. Borden, Esq.


250140-8                                                                 2/23/98
                                       26

         With a copy to its
         general counsel:    Barrack Ferazzano Kirschbaum
                             Perlman & Nagelberg
                             333 W. Wacker Drive, 27th Floor
                             Chicago, Illinois 60606
                             Attn.: Suzanne Bessette-Smith, Esq.

Notices shall be deemed properly delivered and received (i) the same day when personally delivered; or (ii) one (1) business day after timely deposit with Federal Express or other nationally recognized commercial overnight courier, charges prepaid; or (iii) the same day when sent by confirmed facsimile; or (iv) three (3) business days after timely deposit in the United States Mail, by registered mail, return receipt requested, postage prepaid.

                The attorneys for the parties hereto are hereby authorized on behalf of their respective client to (i) deliver any notice permitted or required by the terms of this Agreement and (ii) extend, in writing, any of the time limitations set forth in this Agreement, by a notice delivered in accordance with this paragraph 20.

         21.    BENEFIT.

         This Agreement is for the benefit only of the parties hereto and their nominees, successors, beneficiaries and assignees as permitted in Paragraph 18 and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.

         22.    LIMITATION OF LIABILITY.

         Upon the Closing, Purchaser shall neither assume nor undertake to pay, satisfy or discharge any liabilities, obligations or commitments of Seller or Owner other than those specifically agreed to between the parties and set forth in this Agreement. Purchaser shall not assume or discharge any debts, obligations, liabilities or commitments of Seller, whether accrued now or hereafter, fixed or contingent, known or unknown.

         23.    BROKERAGE.

         Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this transaction, except for Island Realty Services, Inc. ("Seller's Broker"). Seller shall pay any brokers' commission due to Seller's Broker pursuant to the terms of a separate agreement between Seller and Seller's Broker. Seller and Purchaser each hereby indemnify, protect and defend and hold the other harmless from and against all losses, claims, costs, expenses, damages (including, but not limited to, attorneys' fees of counsel selected by the indemnified party) resulting from the claims of any broker, finder, or other such party, other than Seller's Broker, claiming by, through or under the acts or agreements of the indemnifying party. The obligations of the parties pursuant to this Paragraph 23 shall survive the Closing or any earlier termination of this Agreement.

         24.      REASONABLE EFFORTS

         Seller and Purchaser shall use their reasonable, diligent and good faith efforts, and shall cooperate with and assist each other

250140-8                                                                 2/23/98
                                       27
in their efforts, to obtain such consents and approvals of third parties (including, but not limited to, governmental authorities), to the transaction contemplated hereby, and to otherwise perform as may be necessary to effectuate the transfer of the Project to Purchaser in accordance with this Agreement.

         25.      EXCULPATION OF AFFILIATES

         The Affiliates of either party shall not be liable for the obligations and liabilities of such party under this Agreement. Without limitation on the foregoing, none of the shareholders, officers, employees, representatives or agents of either party shall be personally liable for the satisfaction of obligations of any nature whatsoever of the party under this Agreement to which it is an Affiliate.

         26.      MISCELLANEOUS.

                  (a) Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals are merged into this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. Neither party has relied upon any statement of the other party except as set forth in this Agreement.

                  (b) Time of the Essence. Time is of the essence of this Agreement. If any date herein set forth for the performance of any obligations by Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term "legal holiday" means any state or federal holiday for which financial institutions or post offices are generally closed in the State of New York for observance thereof.

                  (c) Conditions Precedent. The obligations of Purchaser to make the payments described in Paragraph 2 and to close the transaction contemplated herein are subject to the express Conditions Precedent set forth in this Agreement, each of which is for the sole benefit of Purchaser and may be waived at any time by notice thereof from Purchaser to Seller. The waiver of any particular Condition Precedent shall not constitute the waiver of any other.

                  (d) Seller's Representations and Warranties. Relative to each representation and warranty made by Seller in this Agreement, Seller shall be charged with only that knowledge and information of its officers and directors, and the actual and constructive knowledge of such persons will be imputed to Seller.


250140-8                                                                 2/23/98
                                       28

                  (e) Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement. The headings of various Paragraphs in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof.

                  (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principals.

                  (g) Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Purchase and Sale on the date first above written.


                                            SELLER:

                                            Di GIORGIO CORP.,
                                            a Delaware corporation


                                            By:   /s/ Lawrence S. Grossman
                                                Name: Lawrence S. Grossman
                                                Title: Vice President


                                            PURCHASER:

                                            FR ACQUISITIONS, INC.,
                                            a Maryland corporation


                                            By:
                                                Name:
                                                Title:


250140-8                                                                 2/23/98
                                       29

                              SCHEDULE OF EXHIBITS


              A      Legal Description of Land

              B      Intentionally Deleted.

              C      Earnest Money Escrow Instructions

              D      Seller's Deliveries

              E      Title Exceptions Disclosed by Purchaser's
                     Title Commitment

              F      Intentionally Deleted

              G      Surveyor's Certification

              H      Service Contracts

              I      Pending Litigation

              J      Real Estate Tax Bills

              K      Existing Leases; Agreements to Acquire or
                     Terminate; Lease Controversies

              L      Intentionally Deleted

              M      Tanks

              N      Seller's Environmental Tests and
                     Government Orders

              O      Intentionally Deleted

              P      Intentionally Deleted

              Q      Form of New Lease




250140-8                                                                 2/23/98
                                       30

                                    EXHIBIT A

                          Legal Description of the Land


ALL THAT CERTAIN PLOT, PIECE OR PARCEL OF LAND, SITUATE, LYING AND BEING NEAR CARLE PLACE, TOWN OF HEMPSTEAD, COUNTY OF NASSAU AND STATE OF NEW YORK, BOUNDED AND DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE WESTERLY SIDE OF EAST GATE BOULEVARD SOUTH,  DISTANT
369.60 FEET SOUTHERLY FROM THE SOUTHERLY END OF A CURVE HAVING A RADIUS OF 40.00 FEET AND A LENGTH OF 62.83 FEET WHICH CURVE CONNECTS THE SAID WESTERLY SIDE OF EAST GATE BOULEVARD SOUTH WITH THE SOUTHERLY SIDE OF ZECKENDORF BOULEVARD;

RUNNING THENCE ALONG SAID WESTERLY SIDE OF EAST GATE BOULEVARD SOUTH THE FOLLOWING THREE COURSES AND DISTANCES:

(1)      SOUTH 04 DEGREES 35 MINUTES 24 SECONDS EAST, 590.35 FEET;

(2) SOUTHERLY ALONG THE ARC OF A CIRCLE BEARING TO THE RIGHT AND HAVING A RADIUS OF 65.00 FEET A DISTANCE ALONG SAID ARC OF
         63.06 FEET;

(3) SOUTHERLY ALONG THE ARC OF A CIRCLE BEARING TO THE LEFT HAVING A RADIUS OF 50.00 FEET A DISTANCE ALONG SAID ARC OF 115.98 FEET TO LAND OF THE PEOPLE OF THE STATE OF NEW YORK AS MEADOWBROOK STATE PARKWAY;

THENCE ALONG SAID LAST MENTIONED LAND THE FOLLOWING TWO COURSES OF
DISTANCE:

(1) NORTHWESTERLY ALONG THE ARC OF A CIRCLE BEARING TO THE RIGHT AND HAVING A RADIUS OF 2030.00 FEET A DISTANCE ALONG SAID ARC OF 945.89 FEET;

(2) NORTHERLY ALONG THE ARC OF A CIRCLE BEARING TO THE LEFT AND HAVING A RADIUS OF 700.00 FEET A DISTANCE ALONG SAID ARC OF 245.42 FEET TO THE LAND OF THE LONG ISLAND RAILROAD COMPANY;

THENCE NORTHERLY ALONG SAID LAST MENTIONED LAND ALONG THE ARC OF A CIRCLE BEARING TO THE LEFT HAVING A RADIUS OF 500.00 FEET A DISTANCE ALONG SAID ARC OF 84.01 FEET;

THENCE NORTH 85 DEGREES 24 MINUTES 36 SECONDS EAST, 910.92 FEET TO THE POINT OR PLACE OF BEGINNING.

FOR INFORMATION ONLY:  SECTION 44     BLOCK 72     LOTS 6 AND 7.

EAST GATE BOULEVARD IS NOW KNOWN AS DIBBLEE DRIVE.

250140-8                                                                 2/23/98
                                       31

                                    EXHIBIT C

                        Earnest Money Escrow Instructions

         THESE EARNEST MONEY ESCROW INSTRUCTIONS ("Instructions") are entered into as of this _______ day of February, 1998 by and among Di GIORGIO CORP., a Delaware corporation("Seller"), FR ACQUISITIONS, INC., a Maryland corporation ("Purchaser"), and CHICAGO TITLE INSURANCE COMPANY ("Escrowee").

         WHEREAS, Purchaser and Seller entered into an Agreement of Purchase and Sale, dated February __, 1998 (the "Agreement"), for the purchase and sale of the Project (as defined in the Agreement and hereinafter collectively referred to as the "Property"); and

         WHEREAS, the parties desire to enter into escrow instructions with Escrowee pursuant to which Purchaser shall deposit earnest money, as required under the Agreement (the "Escrow").

         NOW, THEREFORE, in consideration of the mutual covenants contained in these Instructions, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

         1.       Deposit.

                  (a) Earnest Money. Pursuant to the terms and provisions of the Agreement, and within two (2) business days after the date of the Agreement, Purchaser has deposited or will deposit with Escrowee earnest money in the sum of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the "Earnest Money").

                  (b)  Investment of Earnest  Money.  Escrowee  shall invest the
         Earnest Money in interest-bearing securities, bank deposits and/or so-called "money market funds" established and managed by nationally recognized firms, as selected by Purchaser. All interest earned on the Earnest Money shall be paid as specifically provided in these Instructions.

         2. Application of Earnest Money at Closing and Upon Termination of Agreement.

                  (a) At Closing. At Closing (as defined in the Agreement), (i) the Earnest Money shall be delivered by Escrowee to Seller and credited against the payment of the Purchase Price, and (ii) all interest earned thereon shall be split equally between the parties, whereupon the Escrow shall terminate.

                  (b) Upon Termination of Contract. Notwithstanding the foregoing, the Agreement provides certain circumstances in which Purchaser shall have the unilateral right to terminate the Agreement,
         (i) pursuant to Section 6 thereof, on or before two (2) days after the last day of the Inspection Period (as defined in the Agreement) (the "Approval Date"), and (ii) pursuant to certain other specified instances expressly set forth in the Agreement, in each instance by delivery of written notice to Seller and Escrowee (the "Termination Notice"). Furthermore, under the terms of the Agreement, the Approval Date may be unilaterally extended by Purchaser under certain circumstances, pursuant to Section 6 hereof; however,

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                                       32

         Purchaser's election to so extend the Approval Date (the "Extended Approval Date") shall be evidenced by delivery, on or before the above-specified Approval Date, of written notice to Seller and Escrowee (the "Extension Notice"). Upon Escrowee's receipt of the Termination Notice (provided Escrowee receives such Termination Notice on or before the Approval Date or the Extended Approval Date, whichever is applicable, or if Purchaser specifies that the Termination Notice is being delivered pursuant to Section 7(e), 10(c) or 16(b) of the Agreement, whichever is applicable), Escrowee shall immediately and simultaneously (x) deliver a copy of the Termination Notice to Seller, in the manner provided in Paragraph 5 below, and (y) disburse the full amount of the Earnest Money to Purchaser and shall disburse all interest earned thereon equally between the parties.

         3.       Default.

                  (a) Purchaser's Default. In the event that Purchaser breaches or defaults under the obligations imposed on it under the Agreement, and Seller desires to obtain the Earnest Money from Escrowee (pursuant to the terms of the Agreement), Seller shall be required to present to
         Escrowee: Seller's affidavit of default (the "Default Affidavit"), executed under penalty of perjury by an authorized representative of Seller, certifying to Purchaser and Escrowee that Purchaser is in default under the Agreement and, therefore, Seller is entitled to the Earnest Money proceeds. Upon receipt of the Default Affidavit from Seller, Escrowee shall (i) deliver a copy of the Default Affidavit to Purchaser, in the manner as provided in Paragraph 5 below and (ii) if, within four (4) business days after the date on which the Default Affidavit is deemed to be delivered to Purchaser (pursuant to Paragraph 5 below), Escrowee has not received from Purchaser a notice ("Objection Notice") objecting to Escrowee's compliance with the Default Affidavit, Escrowee shall deliver the Earnest Money, together with all interest earned thereon, to Seller.

                  (b) Seller's Default. In the event that after the Approval Date, as the case may be, Seller breaches or defaults under the obligations imposed on it under the Agreement, and Purchaser desires the return of the Earnest Money from Escrowee (pursuant to the terms of the Agreement), Purchaser shall be required to present to Escrowee: its own Default Affidavit executed under penalty of perjury by an authorized representative of Purchaser certifying to Seller and Escrowee that Seller is in default under the Agreement and, therefore, Purchaser is entitled to return of the Earnest Money proceeds. Upon receipt of the Default Affidavit from Purchaser, Escrowee shall (i) deliver a copy of the Default Affidavit to Seller as provided in Paragraph 5 below, and (ii) if, within four (4) business days after the date on which the Default Affidavit is deemed to be delivered to Seller (pursuant to Paragraph 5 below), Escrowee has not received from Seller an Objection Notice, objecting to Escrowee's compliance with the Default Affidavit, Escrowee shall deliver the Earnest Money, together with all interest earned thereon, to Purchaser.

         4. Objection Notices. If Escrowee receives an Objection Notice from either Seller or Purchaser within the time period set forth in Paragraph 3 above, then Escrowee shall refuse to

250140-8                                                                 2/23/98
                                       33
         comply with the Default Affidavit then in question ("Objectionable Default Affidavit") until Escrowee receives (a) joint written instructions executed by both Purchaser and Seller, or (b) a final non-appealable order with respect to the disposition of the Earnest Money from a federal or state court of competent jurisdiction ("Court Order"), in either of which events Escrowee shall then disburse the Earnest Money and all interest earned thereon, in accordance with such direction or order, as the case may be.

         5. Notices. Notices hereunder shall be deemed properly delivered and received (a) the same day when personally delivered; or (b) one (1) business day after timely deposit with Federal Express or other nationally recognized commercial overnight courier, charges prepaid;
         (c) the same day when sent by confirmed facsimile or (d) three (3) business days after timely deposit in the U.S. Mail, by registered or certified mail, return receipt requested, postage prepaid, to the parties as set forth below:

         Seller:             Di Giorgio Corp.
                             380 Middlesex Avenue
                             Carteret, New Jersey 07008
                             Attn.: Mr. Richard B. Neff, Chief
                                    Financial Officer and Executive
                                    Vice President

         With a copy to
         its attorneys:      Sills Cummis Zuckerman Radin
                             Tischman Epstein & Gross
                             One Riverfront Plaza
                             Newark, New Jersey 07102-5400
                             Attn.: Margaret F. Black, Esq.

         Purchaser:          FR Acquisitions, Inc.
                             311 South Wacker Drive, Suite 4000
                             Chicago, Illinois 60606
                             Attn.: Mr. Johannson Yap and
                                    Mr. Scott McGregor

         With a copy to its
         regional office:    First Industrial
                             575 Underhill Boulevard
                             P.O. Box 830
                             Syosset, New York 11791
                             Attn.: Mr. Jan Burman
                                    Senior Regional Director

         With a copy to
         its attorneys:      Parker Chapin Flattau & Klimpl, LLP
                             1211 Avenue of the Americas
                             New York, New York 10036
                             Attn.: Miles M. Borden, Esq.


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                                       34

         With a copy to its
         general counsel:    Barrack Ferazzano Kirschbaum
                             Perlman & Nagelberg
                             333 W. Wacker Drive, 27th Floor
                             Chicago, Illinois 60606
                             Attn.: Suzanne Bessette-Smith, Esq.

         Escrowee:           Chicago Title Insurance Company
                             330 Old Country Road
                             Mineola, New York 11501
                             Attn.: Kim Pipczynski or Carrie Vitale

                6. Escrowee Obligations. The parties agree that, except as otherwise expressly provided in Paragraph 4 above, the actions of, and the relationship between, Purchaser and Seller shall be governed by the terms of the Agreement. In all events and under all circumstances (except as otherwise expressly provided in Paragraph 4 above), the ultimate  rights  and  obligations  of Seller  and  Purchaser  shall be strictly governed and controlled by the terms and provisions of the Agreement, rather than these Instructions. In the event of any conflict between the terms and provisions of the Agreement and these Instructions, the terms and provisions of the Agreement shall control in all events and circumstances except as otherwise expressly provided in Paragraph 4 above. Notwithstanding the existence of the Agreement or any references herein to the Agreement, the parties agree that Escrowee (but not Seller and Purchaser) shall be governed solely by the terms and provisions of these Instructions. The parties furthermore agree that, except as otherwise specifically provided in Paragraph 4 above, Escrowee is hereby expressly authorized to regard, comply with, and obey any and all orders, judgments or decrees entered or issued by any court, and, in case Escrowee obeys and complies with any such order, judgment or decree of any court, it shall not be liable to either of the parties hereto or to any other person, firm or corporation by reason of such compliance. Notwithstanding any such order, judgment or decree entered without jurisdiction or subsequently reversed, modified, annulled, set aside or vacated in case of any suit or proceeding regarding this escrow to which Escrowee is or may be at any time a party, Escrowee shall have a lien on the contents hereof for any or all costs, attorneys' fees (whether such attorneys shall be regularly retained or specially employed) and other expenses that have been incurred by Escrowee or for which Escrowee becomes, and Escrowee shall be entitled to reimburse itself therefor out of the Earnest Money deposit.

                7. Litigation. In the event of litigation between the parties with respect to these Instructions, the performance of their respective obligations hereunder, or the effect of a termination under the Agreement or these Instructions, the losing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation, including, but not limited to, court costs and reasonable fees of counsel selected by the prevailing party. Notwithstanding any provision of the Agreement or these Instructions to the contrary, the obligations of the parties under this Paragraph 7 shall survive a termination of either or both of the Agreement and these Instructions.


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                                       35

         8. Counterpart. These Instructions may be executed in counterparts, each of which shall constitute an original but all of which together shall constitute one and the same instrument.


                                            SELLER:

                                            Di GIORGIO CORP.,
                                            a Delaware corporation


                                            By: /s/ Lawrence S. Grossman
                                                Name: Lawrence S. Grossman
                                                Title: Vice President


                                            PURCHASER:

                                            FR ACQUISITIONS, INC.,
                                            a Maryland corporation


                                            By:
                                                Name:
                                                Title:

ACCEPTED BY ESCROWEE:

CHICAGO TITLE INSURANCE COMPANY


By:
       Name:
       Title:

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                                       36

                                    EXHIBIT D

                               Seller's Deliveries


         1. Copies, with monetary and other confidential and proprietary terms deleted, at Seller's option, of the agreements, contracts or understandings made by Seller with Owner, Waldbaums, Inc. (A&P), Sysco Corporation and WRGFF Associates, L.P., pursuant to which Seller shall (i) cause Owner to convey the Project to Purchaser at Closing and (ii) terminate or cause the assignment to Purchaser of the Leases presently affecting the Project.

         2. Copies of all hazard, rent loss, liability and other insurance policies currently in force with respect to the Project and/or Seller's use and occupancy of the Project (the "Existing Insurance Policies").

         3. Copies of all engineering and architectural plans and specifications, drawings, studies and surveys relating to the Project (collectively the "Plans"), in Seller's possession or control, and copies of any reports or studies (including, but not limited to, inspection reports of governmental authorities or insurance carriers), in Seller's possession or control, in respect of the physical condition or operation of the Project or recommended improvements thereto. Copies of all material records in Seller's possession pertaining to the repair, replacement and maintenance of the mechanical systems at the Building, the roof and the structural components of the Building.

         4. Copies of the bill or bills issued for the tax years 1993/94, 1994/95, 1995/96, 1996/97, and, if available, 1997/98, for all real estate taxes and personal property taxes and copies of any and all notices pertaining to real estate taxes or assessments applicable to the Project (the "Tax Bills"). Seller shall promptly deliver to Purchaser copies of any such bills or notices received by Seller after the Contract Date, even if received after Closing.

         5. Copies of all management, maintenance, repair, service, pest control and supply contracts (including, without limitation, janitorial, elevator, scavenger, laundry and landscaping agreements), equipment rental agreements and master antenna agreements (if applicable), and any other contracts or agreements relating to or affecting the Project (other than Major Repair Contracts, as defined herein), all as amended (the "Contracts").

         6. Copies of all contracts for repairs or capital replacements to be performed at the Project, or covering such work performed during the two (2) years immediately preceding the Contract Date for a contract price in excess of $25,000 ("Major Repair Contracts").

         7. Copies of all certificates of occupancy, and similar or related real estate, use or occupancy, licenses, permits, authorizations and approvals required by law or by any governmental authority having jurisdiction thereover in respect of the use, occupancy or maintenance of the Project or the improvements thereupon (the "Governmental Approvals").


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                                       37

         8. Copies of any operating budgets for the Project for the years 1994, 1995 and 1996 and 1997 or, in lieu thereof, a detailed, descriptive summary of maintenance costs for such year.

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                                       38

                                    EXHIBIT E

           Title Exceptions Disclosed by Purchaser's Title Commitment





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                                       39

                                    EXHIBIT G

                            Surveyor's Certification

TO: FR Acquisitions, Inc.; First Industrial Realty Trust, Inc., First Industrial, L.P., and Chicago Title Insurance Company; and Parker Chapin Flattau & Klimpl, LLP

        I hereby certify that on the ______ day of _______________, 1998 (a) an accurate, "as-built" on the ground instrument survey entitled "___________________" the ("Survey") of the premises (the "Property") known by street address 700 Dibblee Drive, Garden City, New York, was conducted under my direction according to local professional practices; (b) the Survey and the information, courses and distances shown thereon are correct; (c) all monuments shown on the survey actually exist, and the location , size and type of materials thereof are correctly shown; (d) the title lines and lines of actual possession of the Property are the same; (e) the size, location and type of all buildings and improvements, if any, on the Property are shown on the Survey; (f) the Property has direct access to Dibblee Drive, which is a dedicated public way; (g) there are no easements, rights-of-way, old highways or abandoned roads, lanes or driveways affecting the Property appearing from a careful physical inspection of the same, other than those shown and depicted on the Survey or those which may be discovered by a complete title exam of the subject property and all adjoiners; (h) there are no visible boundary line conflicts (i) all recorded easements, as noted in Title Company Commitment No. N16175N (97050155000495), dated June 20, 1997, and all set-back lines, have been correctly platted or noted on the Survey; (j) except as shown on the Survey there are no improvements on the Property upon any easement, rights-of-way or adjacent land or encroachments of improvements located on adjacent land upon the Property; (k) there were no cemeteries or burying ground observed on the Property; (l) the Survey shows the location of any visible telephone, telegraph, electric or other power lines, wires and poles on the Property; (m) the Survey shows the location of all visible and unobstructed manholes; (n) the parcel(s) described on the Survey do not lie within flood areas in accordance with maps entitled "Flood Insurance Rate Map", which such map covers the area in which the Property is situated; (o) the Property is made up of more than one parcel, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot; and (p) all utilities for the operation of the Premises have been shown.

        I further certify that this map or plat and the survey on which it is based were made (i) in accordance with "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" jointly established and adopted by ALTA and ACSM in 1992 and includes Items 1 (excluding the placement of new monuments), 3, 4, 6 (showing setback lines only), 7(a), 7(b)(1),8, 9, 10, 11 and 13 of Table A thereof and (ii) pursuant to the Accuracy Standards (as adopted by ALTA/ACSM and in effect on the date of this Certification) of an urban survey.

Date:             ______________________
                  -----------------------


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                                       40

                                    EXHIBIT H

                                Service Contracts



                     To be delivered pursuant to Schedule D


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                                       41

                                    EXHIBIT I

                               Pending Litigation



                                      None



250140-8                                                                 2/23/98
                                       42

                                    EXHIBIT J

                              Real Estate Tax Bills


                     To be delivered pursuant to Schedule D


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                                       43

                                    EXHIBIT K

              Existing Leases; Agreements to Acquire or Terminate;
                               Lease Controversies


               Existing Leases - See Title Commitment (Exhibit E)

              Agreements to Acquire / Terminate - attached hereto



250140-8                                                                 2/23/98
                                       44

                                    EXHIBIT M

                                      Tanks

                       See Exhibit N and permits attached


250140-8                                                                 2/23/98
                                       45

                                    EXHIBIT N

               Seller's Environmental Tests and Government Orders


                 Information previously delivered to purchaser


250140-8                                                                 2/23/98
                                       46

                                    EXHIBIT O

                      Form of New Lease between Purchaser,
                       as Landlord, and Seller, as Tenant





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                                       47